Exhibit 99.2

NEWS RELEASE

GRAY TO ACQUIRE KCRG-TV IN CEDAR RAPIDS, IOWA

Atlanta, GA – September 1, 2015. . . Gray Television, Inc. (“Gray” or “we” or “our”) (NYSE: GTN and GTN.A) announced today that it has reached an agreement with The Gazette Company to acquire KCRG-TV, the ABC affiliate for the Cedar Rapids, Iowa, DMA for approximately $100.0 million in cash. This acquisition marks Gray’s first purchase of a television station located in the State of Iowa.

Consistent with Gray’s other recently acquired television stations, KCRG-TV is the number-one ranked television station in its DMA and dominates its local market in terms of community service, viewership, innovation, and revenue. Strategically, the transaction reinforces Gray’s transformative growth strategy as we continue to acquire high-quality assets in attractive markets with the same culture, values and record of success as our existing television stations.

“The Gazette Company has honored Gray Television by entrusting us with the future stewardship of KCRG-TV, which it has built into a true powerhouse,” said Hilton H. Howell, Jr., Gray’s President and CEO. “With this very strong foundation and a great staff, we are confident that Gray’s backing will propel KCRG-TV to even greater success in the future,” Mr. Howell added.

Chuck Peters, the President and CEO of The Gazette Company, explained, “The Gazette Company, owned by a trust for the benefit of its employees, is focused on growing businesses and growing people.  We realized that we have done all we can do as a single television station with the business and for the people of KCRG TV9.  We look forward to seeing what the very talented KCRG TV9 team can do with the scale and connections of Gray Television.”

Since The Gazette Company, which also owns The Cedar Rapids Gazette, first placed KCRG-TV on the air in 1953, the newspaper and television station have worked together to bring quality journalism, economic development, community service, and business solutions to Eastern Iowa. The Gazette Company and Gray will continue the long-standing and successful partnership between The Gazette and KCRG-TV. Meanwhile, this transaction will allow both companies to continue positioning these leading media institutions for continued growth over the next several decades.

Gray today closed on its purchase of most of KCRG-TV’s non-license assets and began operating the television station subject to the licensee’s ultimate control. We anticipate closing on the station’s remaining assets in the fourth quarter of 2015 following receipt of FCC and other approvals.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Including expected synergies, the transaction purchase price represents a multiple of approximately 6.9 times a blended average of the station’s 2015-2016 pro forma broadcast cash flow. As such, the acquisition of KCRG-TV will be immediately free cash flow accretive to Gray. We financed the transaction with cash on hand.

About Gray Television

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. Upon the consummation of all announced transactions, we will own and operate television stations in 46 television markets broadcasting over 160 program streams including 30 channels affiliated with the CBS Network, 22 channels affiliated with the NBC Network, 17 channels affiliated with the ABC Network and 13 channels affiliated with the FOX Network. We will then own and operate the number-one ranked television station in 34 of those 46 markets and the number-one or number-two ranked television station operations in 43 of those 46 markets. Our owned and operated stations reach approximately 8.6 percent of total United States television households.

Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer
404-266-5512

Jim Ryan, Senior Vice President and Chief Financial Officer
404-504-9828

Kevin P. Latek, Senior Vice President, Business Affairs
404-266-8333

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